Exhibit 99.2
EZCORP ACQUIRES 15 PAWN STORES IN SAN ANTONIO
AUSTIN, Texas (November 7, 2011) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has acquired fifteen pawn stores located in the greater San Antonio metropolitan area. The stores were part of the Money Mart chain of pawn stores, one of the larger and most profitable privately owned pawn store chains in the country. The purchase price was paid in cash.
Eric Fosse, EZCORP’s President of North American Operations, stated: “San Antonio is one of the most attractive metropolitan areas for the pawn business. We were already the number one pawn operator in the San Antonio area with 22 stores. This acquisition brings our total store count to 37, and clearly solidifies our leadership in this important geographic area.”
Mr. Fosse continued: “Money Mart had established a very successful operation, with well-run stores in attractive, strategic locations. We believe we can further improve the profitability of these stores by leveraging our existing regional management and support infrastructure and introducing ancillary products to their pawn-only model. In short, we are very excited about the addition of these stores to our growing portfolio of pawn operations.”
The acquisition was completed on November 4, 2011, and is expected to be immediately accretive to EZCORP’s earnings.
About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non- recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,100 pawn, buy/sell and personal financial services stores in the U.S., Mexico and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 160 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 600 stores that provide personal financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected performance in future periods, including the anticipated performance of the newly acquired stores. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
investor_relations@ezcorp.com